Exhibit 99.1

BALTIMORE SILVER MINE UPDATE

Definitive Agreement Signed * Field Work begins September

Richmond, In: South American Gold (OTC QB: SAGD) is pleased to provide an update on its Baltimore Silver Mine project.

The Baltimore Silver Mine is a former producing silver mine in the years 1903 to 1960 located in Boulder County, Montana. South American Gold now owns forty acres of unpatented mining claims and leases sixty acres of patented mining claims bringing the total project to one hundred acres. We believe the property is prospective for a commercial silver deposit as historical information indicates that the property has not been explored systematically using modern exploration methods and technology. Our current activities include recently completed due diligence on the property, on-going review historical records, and planning our exploration program. We have signed a definitive lease with option to purchase agreement on the property. Field work is beginning September with several objectives:

•	Conduct mapping activities to prepare updated geological maps, and guide drill target selection;

•	Assess status of underground workings and make preliminary assessment of rehabilitation tasks and costs;

•	Survey existing dump material on property at surface for tonnage, grades and sampling for metallurgical tests;

•	Surface survey work, soil sampling where recommended;

•	Determine if veins from the Baltimore Silver Mine extend onto the unpatented mining claims recently acquired ;

•	Reconnaissance exploration and review of regional geology to identify future acquisition targets in the area;

•	Begin preparation of necessary permits and bonding requirement applications where required.

Our prime project objective is to prepare and review a project assessment of potential for commercial production, and costs to implement a Phase I Exploration and Development program, and secondly determine exploration potential beyond the mine proper.

The Company as previously reported signed a binding Memorandum of Understanding to lease with option to purchase the Baltimore Silver Mine. It required a definitive agreement (“the agreement”) under the terms agreed, and the issuance of ten million shares of restricted common stock, and an option price of five hundred thousand dollars, and requires lease fees of twelve thousand dollars per year in cash and stock. The agreement has now been signed (further information available on our recently filed 8k). We have also acquired as part of the project two unpatented claims with no underlying royalties. A review of a map of the underground workings has identified areas of former production, and assays conducted for Pegasus Gold in 1989 will be reviewed to guide locations for underground channel sampling provided underground access is obtained, prior to drill target selection. Progress will be determined also by the availability of working capital on terms acceptable to the Company.

About South American Gold:

South American Gold Corp (OTC QB: SAGD) is an exploration mining company focused on the discovery, acquisition, exploration and development of gold and silver deposits in North and South America, and southeastern Europe. Our strategy is to acquire a pipeline of mining prospects in historic mining districts to explore, develop or joint venture, with an objective of establishing commercial production. The company has in the last ten months acquired or leased mining prospects in Arizona, Nevada, and Montana for a total land position of approximately four hundred and forty acres.

We have fewer than 80 million shares issued and outstanding, of which three million shares are of restricted stock held by current and former management (excluding restricted shares to be issued for implementation of the Baltimore Project agreement.)

Investor Inquiries:

1-765-356-9726
1-765-356-9737 (FAX)

Web Site: www.sagoldcorp.com

Email: info@sagoldcorp.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of South American Gold Corp. management and reflect South American Gold Corp.'s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of South American Gold Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, South American Gold Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission. This press release incorporates by reference the Company's filings with the SEC including 10k, 10Q, 8K reports and other filings. Investors are encouraged to review all filings. The company has limited financial capability to implement its business plan. The Baltimore Mine information is based on historic information, and the company has not conducted a preliminary economic assessment, nor has determined the costs of rehabilitation to gain access to historic production areas. There is no assurance of an economic deposit on the property, nor the capital required to be available for drilling, rehabilitation and infrastructure construction. The mining industry is subject to numerous risk factors.